Exhibit 12
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                                  THE BROOKLYN UNION GAS COMPANY AND SUBSIDIARIES

                            Computation of Consolidated Ratio of Earnings to Fixed Charges


                                                   Fiscal Year Ended September 30,

                                           1996       1995     1994       1993       1992
                                       _________  _________  _________  _________  _________
                                                         (Thousands of Dollars)

    Earnings
       Net Income                    $  122,908 $   91,835 $   87,384 $   76,563 $   59,873
       Federal Income Tax                59,369     42,040     40,698     41,483     29,219
       Interest on Long-Term Debt        46,803     47,939     48,084     46,353     40,990
       Other Interest Charges             4,918      5,128      2,787      2,617      2,046
       Portion of Rentals Representing
          Interest                        4,626      4,883      5,196      4,256      5,310
       Adjustment Related to Equity
          Investments                    (1,005)       174       (601)       729      3,239

       Earnings Available to Cover     ---------  ---------  ---------  ---------  ---------
          Fixed Charges              $  237,619 $  191,999 $  183,548 $  172,001 $  140,677
                                       =========  =========  =========  =========  =========

    Fixed Charges
       Interest on Long-Term Debt*   $   50,067 $   50,521 $   49,280 $   47,017 $   41,766
       Other Interest Charges             4,918      5,128      2,787      2,617      2,046
       Portion of Rentals Representing
          Interest                        4,626      4,883      5,196      4,256      5,310
                                       ---------  ---------  ---------  ---------  ---------
       Total Fixed Charges           $   59,611 $   60,532 $   57,263 $   53,890 $   49,122
                                       =========  =========  =========  =========  =========


       Ratio of Earnings to Fixed
          Charges                          3.99       3.17       3.21       3.19       2.86
                                       =========  =========  =========  =========  =========

    * Includes capitalized interest of $3,264,000 in 1996, $2,582,000 in 1995, $1,196,000 in 1994
       $664,000 in 1993 and $776,000 in 1992.


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